Exhibit 21.1

Griffin-American Healthcare REIT III, Inc.
List of Subsidiaries
As of August 20, 2014

Griffin-American Healthcare REIT III Holdings, LP
GAHC3 Acworth GA MOB, LLC
GAHC3 Batesville MS ALF, LLC
GAHC3 Carolina Commons SC MOB, LLC
GAHC3 Cleveland MS ALF, LLC
GAHC3 Delta Valley ALF Portfolio, LLC
GAHC3 Independence MOB Portfolio, LLC
GAHC3 Lee's Summit MO MOB, LLC
GAHC3 Lithonia GA MOB, LLC
GAHC3 Springdale AR ALF, LLC
GAHC3 Stockbridge GA MOB, LLC
GAHC3 Wichita KS MOB, LLC